Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2006 Fourth Quarter and Year-End Financial Results

Fourth Quarter 2006 Sales of $13.8 Million Reflect 38% Growth Over Fourth Quarter 2005

Fiscal Year 2006 Sales of $46.8 Million Reflect 35% Growth Over Fiscal Year 2005

For Immediate Release

Contact:	Joseph M. Paiva
Chief Business Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, March 12, 2007 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported financial results for the three and twelve months ended December 31, 2006. Product sales for the three months ended December 31, 2006 increased 38% to $13,807,000, as compared to $9,971,000 for the same period in 2005. Product sales for the year ended December 31, 2006 increased 35% to $46,828,000 as compared to $34,679,000 for the same period in 2005.

Sales growth for the reported periods in 2006 was primarily attributable to increased sales of our VITOSS® FOAM and VITAGEL® product portfolios in the U.S. as we further develop our U.S. field sales network. Approximately 61% and 60% of our product sales during each of the three and twelve months ended December 31, 2006 were from products based upon our VITOSS FOAM platform co-developed with Kensey Nash Corporation, as compared to approximately 63% and 60% of our product sales during the three and twelve months ended December 31, 2005, respectively, from such products. VITAGEL, which was launched at the start of 2005, contributed approximately 16% and 17% our of product sales during the three and twelve months ended December 31, 2006, respectively, as compared to approximately 12% and 9% of our product sales during the three and twelve months ended December 31, 2005, respectively.

Product sales for the three and twelve months ended December 31, 2006 included $711,000 and $903,000, respectively, of Endoskeleton product sales compared to $118,000 and $487,000, respectively, for the same periods in 2005. On February 15, 2007, we sold our assets associated with the Endoskeleton product line for $458,000. As a result of the sale, we will no longer manufacture or sell Endoskeleton products.

Gross profit for the three months ended December 31, 2006 and 2005 was $8,190,000 and $6,318,000, respectively. As a percentage of sales, gross profit was 59% and 63% for the three months ended December 31, 2006 and 2005, respectively. Gross profit for the years ended December 31, 2006 and 2005 was $29,045,000 and $22,028,000, respectively. As a percentage of sales, gross profit was 62% and 64% for the years ended December 31, 2006 and 2005, respectively. The decline in the gross profit margins for both the three and twelve months ended December 31, 2006, as compared to the gross profit margins for the corresponding periods in 2005, primarily reflects the shift in product mix toward VITAGEL product sales, which have a lower gross profit as compared to our other products.

Operating expenses for the three months ended December 31, 2006 and 2005 were $12,392,000 and $9,474,000, respectively, which represents a 31% increase in operating expenses as compared to a 38% increase in product sales for the quarter. Operating expenses for the three months ended December 31, 2006 include non-cash employee compensation expense of $252,000 related to stock options. In addition, operating expenses for the three months ended December 31, 2006 include a non-cash fair value expense of $120,000 for our fully-vested non-employee consultant stock options outstanding. For the years ended December 31, 2006 and 2005, operating expenses were $46,006,000 and $34,955,000, respectively, which represents a 32% increase from 2005 to 2006 as compared to a 35% increase in product sales during the same period. Operating expenses for the year ended December 31, 2006 include non-cash employee compensation expense of $1,536,000 related to stock options awarded to employees. In addition, operating expenses for the year ended December 31, 2006 were reduced by a non-cash fair value adjustment of $535,000 for our fully-vested non-employee consultant stock options outstanding.

General & administrative expenses for the three months ended December 31, 2006 increased 46% to $2,376,000 from $1,632,000 for the same period in 2005, primarily due to increased finance and information technology personnel to support business growth and compliance activities, and non-cash employee compensation expense related to stock options. General & administrative expenses for the year ended December 31, 2006 increased 34% to $8,939,000 from $6,662,000 for 2005, primarily due to increased finance and information technology personnel to support business growth and compliance activities, non-cash employee compensation expense of $605,000 relating to stock options awarded to employees, and higher information technology infrastructure expenses.

Selling & marketing expenses were $8,221,000 for the three months ended December 31, 2006, a 37% increase from $5,999,000 for the three months ended December 31, 2005. Selling & marketing expenses were $28,595,000 for the year ended December 31, 2006, a 35% increase from $21,127,000 for the year ended December 31, 2005. Selling and marketing expenses increased for the three and twelve months ended December 31, 2006 primarily due to higher salary and benefit costs incurred by expanding our field sales team in order to support the growth of U.S product sales, as well as higher commissions paid in the U.S. as a result of increased product sales in 2006. Our field sales team increased from 59 employees at December 31, 2005, of which 47 were direct sales representatives, to 92 employees at December 31, 2006, of which 76 were direct sales representatives. In addition, selling and marketing expenses for the three months ended December 31, 2006 include non-cash employee compensation expense of $96,000 relating to stock options awarded to employees and non-cash fair value expense of $119,000 for our fully-vested non-employee consultant stock options outstanding. Selling and marketing expenses for the year ended December 31, 2006 include non-cash employee compensation expense of $536,000 relating to stock options awarded to employees and were reduced by a non-cash fair value adjustment of $499,000 for our fully-vested non-employee consultant stock options outstanding.

Research & development expenses of $1,795,000 for the three months ended December 31, 2006 were comparable to $1,844,000 for the same period in 2005. Research & development expenses increased 18% to $8,472,000 for the year ended December 31, 2006 from $7,167,000 for the same period in 2005. The increase for the year ended December 31, 2006 was primarily due to costs associated with our CORTOSS product development and U.S. clinical trials, as well as VITAGEL product development. Research and development expenses for the year ended December 31, 2006 include non-cash employee compensation expense of $395,000 related to stock options awarded to employees.

The net loss for the three months ended December 31, 2006 and 2005 was $4,341,000 and $3,311,000, respectively. Accordingly, the net loss per common share was $0.08 and $0.07 in the periods reported based upon 56,256,000 and 48,811,000 common shares outstanding, respectively. The net loss for the years ended December 31, 2006 and 2005 was $17,464,000 and $13,363,000, respectively. Accordingly, the net loss per common share was $0.33 and $0.28 in the periods reported based upon 53,354,000 and 48,107,000 common shares outstanding, respectively.

Cash, cash equivalents, and investments were $28,339,000 at December 31, 2006 in comparison to cash, cash equivalents and investments of $27,672,000 at December 31, 2005. For the year ended December 31, 2006, the net cash and cash equivalents used in operating activities were $16,038,000 compared to $13,397,000 for the year ended December 31, 2005. Net cash and cash equivalents used in operating activities for the year ended December 31, 2006 increased due to higher operating expenses and vendor payments made during fiscal 2006 for VITAGEL inventories purchased in the fourth quarter of 2005, partially offset by a net decrease of $2,479,000 in inventories. Net cash and cash equivalents used in investing activities for the year ended December 31, 2006 included a $9,000,000 payment for the profit-sharing royalty rights for VITAGEL and CELLPAKER. Net cash and cash equivalents provided by financing activities for the year ended December 31, 2006 included our sale of 8,819,128 shares of Common Stock for net proceeds of $26,573,000 in a registered, underwritten offering.

Conference Call

Antony Koblish, President and Chief Executive Officer, Albert J. Pavucek, Jr., Chief Financial Officer, and Joseph M. Paiva, Chief Business Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern time on March 12, 2007 to review and discuss the fourth quarter and total year 2006 financial results and provide guidance for 2007. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 1380686. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. The replay of the conference call will be available for one week beginning March 12, 2007, at 11:30 a.m. Eastern time, and ending March 19, 2007, at 11:59 p.m. Eastern time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 1380686.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals, Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS; the development of our sales network; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

Statements of Operations Data:	Three Months Ended December 31, (Unaudited)				For The Years Ended December 31,
	2006		2005		2006		2005
PRODUCT SALES	$13,807,284	100%	$9,971,231	100%	$46,828,047	100%	$34,679,298	100%
COST OF SALES	5,617,167	41%	3,653,577	37%	17,782,575	38%	12,651,578	36%

GROSS PROFIT	8,190,117	59%	6,317,654	63%	29,045,472	62%	22,027,720	64%

OPERATING EXPENSES:
General & administrative expenses	2,376,258	17%	1,631,673	16%	8,939,005	19%	6,661,628	19%
Selling & marketing expenses	8,221,340	60%	5,998,630	60%	28,595,431	61%	21,126,567	61%
Research & development expenses	1,794,593	13%	1,843,966	19%	8,471,503	18%	7,166,887	21%

Total operating expenses	12,392,191	90%	9,474,269	95%	46,005,939	98%	34,955,082	101%

OPERATING LOSS	(4,202,074)	(30%)	(3,156,615)	(32%)	(16,960,467)	(36%)	(12,927,362)	(37%)
INTEREST EXPENSE	(68,249)	(<1%)	(28,605)	(<1%)	(245,492)	(1%)	(320,891)	(1%)
REVENUE INTEREST EXPENSE	(332,305)	(2%)	(271,899)	(3%)	(1,179,466)	(3%)	(989,287)	(3%)
INTEREST INCOME	261,731	2%	145,778	1%	921,786	2%	874,199	3%

NET LOSS	$(4,340,897)	(31%)	$(3,311,341)	(33%)	$(17,463,639)	(37%)	$(13,363,341)	(39%)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.08)		$(0.07)		$(0.33)		$(0.28)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	56,255,987		48,810,570		53,353,539		48,106,705

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

Balance Sheet Data:	December 31, 2006	December 31, 2005
Cash and cash equivalents	$16,402,379	$8,834,694
Short-term investments	11,936,143	15,830,747
Accounts receivable, net	8,755,068	6,224,064
Inventories	9,444,483	11,923,351
Prepaid revenue interest expense	570,534	610,713
Other current assets	356,005	389,886

Total current assets	47,464,612	43,813,455
Property and equipment, net	5,294,880	5,031,659
Long-term investments	—	3,006,780
Other assets	9,455,819	484,135

Total assets	$62,215,311	$52,336,029

Current liabilities	$8,164,375	$9,122,692
Derivative liability associated with non-employee stock options	1,819,761	—
Other long-term liabilities	8,969,653	8,837,681

Total liabilities	18,953,789	17,960,373
Total shareholders’ equity	43,261,522	34,375,656

	$62,215,311	$52,336,029

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

Cash Flow Data:	Twelve Months Ended December 31,
	2006	2005
Net cash used in operating activities	$(16,037,621)	$(13,397,130)

Net cash used in investing activities	$(3,326,524)	$(1,660,855)

Net cash provided by financing activities	$27,094,149	$14,284,197

Effect of exchange rate changes on cash and cash equivalents	$(162,319)	$(223,062)

Source: Orthovita, Inc.